UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)

Broadway Financial Corporation
(Name of Issuer)
Common Stock, par value $0.01 per share, voting
(Title of Class of Securities)
111444105
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
EJF Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,920,916

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,920,916

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,920,916

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Based upon 43,674,026 shares of common stock, par value $0.01 per share (“Common Stock”), outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2021.  As of the date of this filing, EJF Capital LLC is the beneficial owner of an aggregate of 419,337 shares of Common Stock, representing 1.0% of the class based on 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as reflected on the Issuer’s Form 10-Q filed with the SEC on November 15, 2021.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Emanuel J. Friedman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,920,916

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,920,916

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,920,916

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)
Based upon 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the SEC on November 15, 2021.  As of the date of this filing, Emanuel J. Friedman is the beneficial owner of an aggregate of 419,337 shares of Common Stock, representing 1.0% of the class based on 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as reflected on the Issuer’s Form 10-Q filed with the SEC on November 15, 2021.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
EJF Debt Opportunities Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,501,579

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,501,579

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,501,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based upon 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the SEC on November 15, 2021.  As of the date of this filing, EJF Debt Opportunities Master Fund, L.P. is no longer the beneficial owner of any shares of the Issuer’s Common Stock.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,501,579

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,501,579

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,501,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based upon 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the SEC on November 15, 2021.  As of the date of this filing, EJF Debt Opportunities GP, LLC is no longer the beneficial owner of any shares of the Issuer’s Common Stock.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
EJF Financial Services Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
419,337

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
419,337

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
419,337

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based upon 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the SEC on November 15, 2021.  As of the date of this filing, EJF Financial Services Fund, LP is the beneficial owner of an aggregate of 419,337 shares of Common Stock, representing 1.0% of the class based on 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as reflected on the Issuer’s Form 10-Q filed with the SEC on November 15, 2021.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
EJF Financial Services GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
419,337

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
419,337

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
419,337

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based upon 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as disclosed in the Form 10-Q filed with the SEC on November 15, 2021.  As of the date of this filing, EJF Financial Services GP, LLC is the beneficial owner of an aggregate of 419,337 shares of Common Stock, representing 1.0% of the class based on 43,674,026 shares of Common Stock outstanding as of November 12, 2021, as reflected on the Issuer’s Form 10-Q filed with the SEC on November 15, 2021.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	As of December 31, 2021 and the date of this filing, EJF Debt Opportunities Master Fund II, LP was, and is, no longer the beneficial owner of any of the Issuer’s shares of Common Stock.

CUSIP No. 111444105	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities II GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	As of December 31, 2021 and the date of this filing, EJF Debt Opportunities II GP, LLC was, and is, no longer the beneficial owner of any of the Issuer’s shares of Common Stock.

Item 1. (a)	Name of Issuer

Broadway Financial Corporation

Item 1. (b)	Address of Issuer’s Principal Executive Offices

5055 Wilshire Boulevard, Suite 500
Los Angeles, California  90036

Item 2. (a)	Name of Person Filing

This Amendment No. 2 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)     EJF Capital LLC;
(ii)    Emanuel J. Friedman;
(iii)   EJF Debt Opportunities Master Fund, L.P.;
(iv)   EJF Debt Opportunities GP, LLC;
(v)    EJF Financial Services Fund, LP;
(vi)   EJF Financial Services GP, LLC;
(vii)  EJF Debt Opportunities Master Fund II, LP; and
(viii) EJF Debt Opportunities II GP, LLC

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 2 to Schedule 13G is being filed on behalf of each of them.

Item 2. (b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2. (c)	Citizenship

See Item 4 of the attached cover pages.

Item 2. (d)	Title of Class of Securities

Common Stock, par value $0.01 per share, voting (“Common Stock”)

Item 2. (e)	CUSIP Number

111444105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership

(a)     Amount beneficially owned:

         See Item 9 of the attached cover pages.

(b)     Percent of class:

         See Item 11 of the attached cover pages.

(c)     Number of shares as to which such person has:

          (i)         Sole power to vote or to direct the vote:

                       See Item 5 of the attached cover pages.

          (ii)        Shared power to vote or to direct the vote:

                       See Item 6 of the attached cover pages.

          (iii)       Sole power to dispose or to direct the disposition:

                       See Item 7 of the attached cover pages.

          (iv)       Shared power to dispose or to direct the disposition:

                       See Item 8 of the attached cover pages.

Each of EJF Debt Opportunities Master Fund, L.P., EJF Financial Services Fund, LP, and EJF Debt Opportunities Master Fund II, LP is the record owner of the shares of Common Stock shown on Item 9 of their respective cover pages.

EJF Debt Opportunities GP, LLC serves as the general partner of EJF Debt Opportunities Master Fund, L.P. and as investment manager of an affiliate thereof, and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund, L.P. is the record owner.

EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP and an investment manager of certain affiliates thereof and may be deemed to have share beneficial ownership of the shares of Common Stock of which EJF Financial Services Fund, LP is the record owner.

EJF Debt Opportunities II GP, LLC serves as the general partner of EJF Debt Opportunities Master Fund II, LP and as investment manager of an affiliate thereof, and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund II, LP is the record owner.

EJF Capital LLC is the sole member of each of EJF Debt Opportunities GP, LLC, EJF Financial Services GP, LLC, and EJF Debt Opportunities II GP, LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Capital LLC may share beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 28, 2022

EJF CAPITAL LLC

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EMANUEL J. FRIEDMAN

By:	/s/ Emanuel J. Friedman
Name: Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.

By:	EJF DEBT OPPORTUNITIES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES FUND, LP

By:	EJF FINANCIAL SERVICES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LP

By:	EJF DEBT OPPORTUNITIES II GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF Financial Services Fund, LP, a Delaware limited partnership, EJF Financial Services GP, LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund II, LP, an exempted limited partnership organized under the laws of the Cayman Islands, and EJF Debt Opportunities II GP, LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Amendment No. 2 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 28, 2022

EJF CAPITAL LLC

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EMANUEL J. FRIEDMAN

By:	/s/ Emanuel J. Friedman
Name: Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.

By:	EJF DEBT OPPORTUNITIES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES FUND, LP

By:	EJF FINANCIAL SERVICES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LP

By:	EJF DEBT OPPORTUNITIES II GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel